Exhibit (a)(143)

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

December 12, 2004

The Board of Directors
PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of PeopleSoft, Inc. (“PeopleSoft”), other than Oracle Corporation (“Oracle”), Pepper Acquisition Corp., a wholly owned subsidiary of Oracle (“Merger Sub”), and their respective affiliates, of the Cash Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of December 12, 2004 (the “Agreement”), among PeopleSoft, Oracle and Merger Sub. As more fully described in the Merger Agreement, (i) Oracle will cause Merger Sub to offer to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of PeopleSoft (“PeopleSoft Common Stock”) at a price of $26.50 per share, net to the seller in cash (the “Cash Consideration” and, such offer, the “Offer”), and (ii) subsequent to the Offer, Merger Sub will be merged with and into PeopleSoft (the “Merger” and, together with the Offer, the “Transaction”) and each outstanding share of PeopleSoft Common Stock not previously tendered in the Offer will be converted into the right to receive the Cash Consideration.

In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PeopleSoft concerning the business, operations and prospects of PeopleSoft. We examined certain publicly available business and financial information relating to PeopleSoft, including publicly available financial forecasts relating to PeopleSoft which were discussed with us by the management of PeopleSoft, as well as certain financial forecasts and other information and data relating to PeopleSoft which were provided to or otherwise discussed with us by the management of PeopleSoft. We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things: the current and historical market prices and trading volumes of PeopleSoft Common Stock; the historical and projected earnings and other operating data of PeopleSoft; and the financial condition and capitalization of PeopleSoft. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of PeopleSoft. In connection with our engagement and at the direction of PeopleSoft, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of PeopleSoft. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of PeopleSoft that no relevant information has been omitted or remains undisclosed to us. With respect to financial forecasts and other information and data relating to PeopleSoft provided to or otherwise discussed with us, we have been advised by the management of PeopleSoft that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of PeopleSoft. We have assumed, with your consent, that the Transaction will be consummated in accordance

The Board of Directors
PeopleSoft, Inc.
December 12, 2004

with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PeopleSoft or the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PeopleSoft nor have we made any physical inspection of the properties or assets of PeopleSoft. Our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for PeopleSoft or the effect of any other transaction in which PeopleSoft might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to PeopleSoft in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We and our affiliates in the past have provided services to PeopleSoft unrelated to the proposed Transaction, for which services we and our affiliates have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of PeopleSoft and Oracle for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with PeopleSoft, Oracle and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PeopleSoft in its evaluation of the Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of PeopleSoft Common Stock pursuant to the Offer or as to any other actions to be taken by such stockholder in connection with the Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of PeopleSoft Common Stock (other than Oracle, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.